EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

SLXP—Q4 2007 Salix Pharmaceuticals, Inc. Earnings Conference Call

Event Date/Time: Mar. 03. 2008 / 5:00PM ET

CORPORATE PARTICIPANTS

Michael Freeman

Salix Pharmaceuticals, Inc.—Executive Director—Investor Relations & Corporate Communications

Adam Derbyshire

Salix Pharmaceuticals, Inc.—CFO

Carolyn Logan

Salix Pharmaceuticals, Inc.—President & CEO

CONFERENCE CALL PARTICIPANTS

Scott Hirsch

Credit Suisse—Analyst

Michael Tong

Wachovia—Analyst

Angela Larson

SIG—Analyst

Yumi O’Donnah

Thomas Weisel—Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Salix fourth-quarter 2007 earnings release conference call. Today’s call is being recorded.

And at this time I’d like to turn the call over to Mr. Michael Freeman, executive director of investor relations. Mr. Freeman, please go ahead.

Michael Freeman—Salix Pharmaceuticals, Inc.—Executive Director—Investor Relations & Corporate Communications

Thank you. Good afternoon. Thank you for joining us today. I am Mike Freeman, executive director of investor relations and corporate communication for Salix Pharmaceuticals. With me today are Carolyn Logan, our President and Chief Executive Officer, and Adam Derbyshire, our Senior Vice President and Chief Financial Officer. Adam will begin the presentation with a review of the financial results for the fourth-quarter and full-year 2007. Carolyn will then review operations to complete the formal segment of today’s call. At the conclusion of these comments management will respond to appropriate questions.

Various remarks that management might make during this conference call about future expectations, plans, and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our press releases and SEC filings. including our Form 10-K for 2006. Specifically, the information in this conference call related to projections, development plans and other forward-looking statements is subject to this Safe Harbor.

In addition, in this conference call we will use some non-GAAP financial measures. Today, total product revenue, earnings per share and gross margin, excluding the effect of the launch of generic balsalazide, are non-GAAP measures and should not be considered superior to or a substitute for the related GAAP measures of total product revenue, earnings per share and gross margin. However, we believe that in this instance these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability, since there were not comparable events in 2006. A reconciliation of these non-GAAP measures to the related GAAP measures is included in the financial tables included as part of our fourth-quarter earnings press release, which also is available on our corporate website at www.salix.com.

I now will turn the call over to Adam Derbyshire, our Chief Financial Officer.

Adam Derbyshire—Salix Pharmaceuticals, Inc.—CFO

Mike, thank you. Including the effects of the December 28, 2007 approval of three generic balsalazide products, total product revenue was $39.1 million for the fourth quarter of 2007 and $232.9 million for the full year of 2007, compared to $62.6 million and $208.5 million for the same period in 2006. The Company reported a net loss of $19 million, or $0.40 per share fully diluted for the fourth quarter of 2007 compared to the fourth quarter of 2006 net income of $13.9 million earnings per share, or $0.29 fully diluted. For the full year of 2007 the Company reported net income of $8.2 million, or $0.17 per share fully diluted, compared to net income of $31.5 million or $0.65 per share fully diluted for the full year of 2006. The introduction of generic competitors to COLAZAL — or to Salix COLAZAL required a $34.6 million noncash charge to be taken during the fourth quarter of 2007. This charge reflects an estimate of potential returns and in-house inventory write-offs due to an anticipated decrease of future prescription demand. Full-year and fourth-quarter revenue also includes $2.2 million from sales of our authorized generic version of COLAZAL by our authorized generic distributor, Watson Pharmaceuticals.

Non-GAAP total product revenue, excluding the noncash charge and authorized generic revenue described above, was $71.5 million for the fourth quarter of 2007, a year-over-year increase of 14% compared to $62.6 million for the fourth quarter of 2006. Non-GAAP total product revenue, excluding these items, was $265 million for 2007, a year-over-year increase of 27% compared to $208.5 million for 2006. Non-GAAP net income for the full year of 2007, excluding these items, was $43 million, or $0.88 per share fully diluted for the full year. This non-GAAP net income of $0.88 per share represents a 52% increase over 2006 net income per share on a fully-taxed, fully-diluted basis. This level of performance is in line with the Company’s 2007 guidance of approximately $262 million in product revenue and $0.88 in earnings per share. Cash, cash equivalents and investments were $111 million — or $111.3 million as of December 31, 2007, compared to $76.5 million as of December 31, 2006. Cash, cash and investments — and cash equivalents were approximately $128 million as of February 29, 2008.

XIFAXIN revenue for the fourth quarter of 2007 was $17 million compared to $18.7 million for the fourth quarter of 2006. XIFAXIN revenue for the fourth quarter of 2006 reflects the impact of a 5% price increase and the related product buy-in that occurred during the period. XIFAXIN revenue for 2007 was $64.3 million, a 25% increase compared to 2006. MOVIPREP, OSMOPREP and VISICOL, which comprise our bowel cleansing product line, generated revenue of $13.1 million for the fourth quarter of 2007, compared to $11.5 million for the fourth quarter of 2006. Our bowel cleansing product line contributed $47.7 million in product revenue for 2007 compared to $45.5 million for 2006.

Our “other products” category generated revenue of $8.9 million and $28.5 million for the fourth quarter and full year 2007, respectively, compared to $2.0 million and $7.9 million for the corresponding periods of 2006. The year-over-year increase in “other products” revenue for the fourth quarter and full year of 2007 was primarily — primarily reflects the contribution of PEPCID OS, which we acquired in February of 2007. Total cost of products sold was $16.9 million for the fourth quarter and $55 million for 2007. Gross margin on total product revenue was 56.7% for the fourth quarter of 2007 and 76.4% for the full-year 2007. Excluding the impact of generic balsalazide, non-GAAP gross margin was 79.1% for the fourth quarter of 2007 and 80% for the full-year 2007. Gross margin was 80.4% for the fourth quarter of 2006 and 80.1% for the full-year 2006.

Research and development expenses were $15.1 million for the fourth quarter of 2007 compared to $15.8 million for the prior-year period. Research and development expenses were $71.9 million for 2007 compared to $47.9 million for 2006. Selling, general and administrative expenses were $22.4 million for the fourth quarter of 2007 and $86.5 million for 2007, compared to $19.1 million and $82.6 million respectively for the corresponding periods of 2006. The increase in 2007 selling, general and administrative expenses was primarily related to prelaunch activities for balsalazide tablets and granulated mesalamine and a small one-time write-off associated with COLAZAL (inaudible). During 2007 the Company succeeded in supporting its current operations, acquiring new products, funding the development of balsalazide tablets and granulated mesalamine and at the same time growing its cash reserves $34.8 million.

Combined product revenue from our balsalazide products, rifaximin and our other products achieved year-over-year of 34% of 2007. We anticipate these products should continue to generate increasing revenue and serve as the core of our business as the Company continues its strategy to expand its revenue base, primarily by means of the development of new indications for rifaximin and product acquisitions. We believe, based on our — on current projections that our revenue generation capability, combined with our cash reserve, should be sufficient for the Company to execute its business plan and return to profitability without the need to raise additional funds. The current annualized run rate for XIFAXAN, our bowel-cleansing products and other products are approximately $71 million, $61 million and $28 million respectively. We believe total Company product revenue for 2008 will be approximately $180 million.

During 2008 Company tends to focus its research and development investment — approximately $88 million for 2008 — on projects with the greatest commercial potential, namely the Phase III XIFAXAN trials and nonconstipation predominant irritable bowel syndrome, hepatic encephalopathy, and other priority projects. The Company is planning to invest approximately $105 million in selling, general and administrative activities during 2008, in anticipation of the launch of one product and prelaunch of two products during the year, as well as costs related to protecting our COLAZAL business. As a result of the decision to continue to invest in promising development projects and prepare for the launch of new products, the Company anticipates generating a loss of approximately $1.12 per share fully diluted for the full-year ending December 31, 2008.

Based on information currently available, we expect to report a loss of approximately $0.50 per share for the first quarter of 2008. Product revenues should be back-end loaded for the year. We estimate first quarter revenue will account for approximately 20% of revenue for the full year. Research and development expense should be front-end loaded for the year and we estimate first quarter R&D expense will account for approximately 30% of R&D expense for the full year. Based on current information and projections, in 2009 the Company expects to approach profitability and to be cash flow positive. In 2010 the Company expects to return to the level of revenue and earnings per share the Company was projected to generate in 2007, absent the genericization of COLAZAL. In 2011 and beyond assuming the approval of rifaximin for IBS and hepatic encephalopathy addressing a combined market of approximately $2.8 billion, the Company anticipates generating significant growth in revenue and earnings per share.

I now will turn the call over to Carolyn Logan, our President and Chief Executive Officer.

Carolyn Logan—Salix Pharmaceuticals, Inc.—President & CEO

Thank you, Adam. Salix continues to grow and expand its business. Highlights of 2007 were the submission of new drug applications for balsalazide tablets and granulated mesalamine, the successful completion and outcome of our Phase 2b trial of rifaximin in the treatment diarrhea-associated irritable bowel syndrome and the acquisitions of PEPCID OS and Metoclopramide-ZYDIS. These successes were tempered by the unexpected year-end approval of three generic balsalazide products by the Office of Generic Drugs. The Company responded decisively and rapidly to this challenge. One consequence of this development was the mutual agreement by Salix and Eisai to terminate the co-promotion agreement relating to balsalazide that the companies entered into in September of 2007.

We continue to be focused on executing our long-term strategy to build our revenue by expanding the indications for our current products and securing additional products, and then leveraging our industry-leading sales force to sell these patent-protected products to our targeted universe of high-prescribing physicians. We achieved an unprecedented level of success during the year in our product development efforts. In June 2007 we submitted a New Drug Application seeking approval to market an 1100 mg tablet formulation of balsalazide disodium. We believe balsalazide tablets, if approved, should provide added convenience with twice-a-day dosing and fewer pills per day providing a therapy that will better serve the needs of gastroenterologists and their patients.

In December we submitted a New Drug Application seeking approval to market granulated mesalamine. We believe this once-a-day, delayed and extended release formulation, if approved, should provide reliable and effective delivery of mesalamine, or 5-ASA, beginning in the small bowel and continuing throughout the colon. Wilmington Pharmaceuticals, which licensed metoclopramide-ZYDIS to us, is moving forward in seeking FDA approval to market this fast-dissolving formulation. At this time, Wilmington is targeting a fourth-quarter 2008 approval. We believe that our specialized sales force is positioned to effectively commercialize this patient-friendly formulation of this widely-prescribed agent.

We expect the product development success we achieved during 2007 should be followed by commercial success during 2008, as we anticipate receiving responses from the Food and Drug Administration during 2008 regarding balsalazide tablet, granulated mesalamine, and metoclopramide-ZYDIS. At this time we are planning for a May 2008 approval and July 2008 launch for balsalazide tablet and for fourth quarter-2008 approvals and early 2009 launches for metoclopramide-ZYDIS and granulated mesalamine. Based on these anticipated actions, balsalazide should contribute to second half of 2008 revenue and granulated mesalamine and metoclopramide-ZYDIS should contribute to 2009 revenue beginning early in the year.

Our development activities will be focused primarily on rifaximin during 2008. In September 2007 — excuse me — we announced the successful completion and outcome of our 680-patient multicenter Phase 2b trial to assess the efficacy and safety of rifaximin in the treatment of patients with diarrhea-associated irritable bowel syndrome. This 14-day course of rifaximin, dosed 550 mg twice-a-day, provided statistically significant improvement in both adequate relief of diarrhea-associated IBS symptoms, as well as adequate relief of IBS-related bloating, compared to placebo. Lead investigators from this study conducted in the United States have submitted several abstracts discussing results of the trial for presentation at Digestive Disease Week 2008, which will be held May 17th through the 22nd.

We met with the FDA in December 2007 to discuss the trial results and next steps in the pursuit of marketing approval. Currently we anticipate initiating patient enrollment in two large Phase 3 trials by the end of June 2008. Based on the results of the Phase 2b trial and subsequent discussions with the FDA, the Phase 3 trials will evaluate a broader patient population that only excludes the subset of IBS patients with constipation-predominant IBS. We anticipate, based on current timelines, completing these trials and submitting a new drug application in mid-2010.

Last week we completed patient enrollment in the Phase 3 trial of rifaximin to assess the efficacy and safety of rifaximin, dosed 550 mg twice-a-day, in the prevention of recurrence of hepatic encephalopathy in patients with liver disease. Patients in this trial are dosed for six months; therefore, patient dosing should be completed during the third quarter of this year. Provided the results of the trial support a submission, we anticipate submitting the NDA late in the fourth quarter of 2008 or early in the first quarter of 2009. The application has the potential for a six-month review based upon the current unmet medical need in treating this serious medical condition. The decision to accelerate the review cycle will be made by the FDA at the time of submission.

COLAZAL performed admirably in a very competitive market during 2007. We were successful in growing prescriptions to more than 475,000, a year-over-year increase of about 1%, during a year in which the first quarter launch of a competitive product created a challenging environment. We believe this commendable performance speaks to not only the efficacy of this [azo]-bonded product, but also demonstrates the effectiveness of our specialty sales and marketing effort. We are very pleased with the performance of our bowel cleansing products, OSMOPREP and

MOVIPREP. These two proprietary products have been gaining market share in the growing bowel cleansing market since their launch in 2006. The prescription bowel cleansing market experienced 18% prescription growth for 2007 compared to 2006. OSMOPREP, MOVIPREP and VISICOL prescriptions grew 68%, increasing from approximately 202,000 prescriptions in the fourth quarter of 2006 to approximately 340,000 prescriptions in the fourth quarter of 2007. Our bowel cleansing franchise exited 2007 with a 25% share of the prescription bowel cleansing market.

XIFAXAN also demonstrated strong growth during 2007 as prescriptions grew 37% during the year. The Company and independent investigators continue to evaluate the potential of this broad-spectrum, minimally-absorbed antibiotic in a range of disease states. To date approximately 400 publications are available, and rifaximin was the topic of 22 abstracts presented at Digestive Disease Week and the American College of Gastroenterology meetings in 2007. As stated earlier, the Company is focusing its development activities and financial investment on the IBS and HE trials. Presently we are assessing the current status of enrollment in the C. difficile-associated diarrhea trial. At this time, the study remains open and patient enrollment continues. However, during 2008, we will continue to redirect funds previously allocated to patient recruitment in the CDAD trial to fund other initiatives.

In January 2006 we announced the results of our first of two Phase 3 trials to evaluate rifaximin in the prevention of travelers’ diarrhea in travelers to Mexico. The results of the trial were highly statistically significant, (with a P value < 0.0001) with 84% of rifaximin treated travelers remaining free from travelers diarrhea versus 50% of placebo-treated travelers. As previously disclosed, in our second Phase 3 trial to evaluate rifaximin in the prevention of travelers’ diarrhea in travelers to Thailand, the incidence rate at which international travelers to southern Thailand acquired bacterial diarrhea was lower than the historical incidence rate. Consequently, due to the low incidence of travelers’ diarrhea, the study was unable to determine the utility of rifaximin in this particular study population. The Company has a strong database of information from other travelers’ diarrhea prophylaxis trials, and we intend to meet with the FDA to discuss these data and potential next steps.

The Company is vigorously pursuing its goal to become the leading specialty pharmaceutical company in gastroenterology. Our success in securing the approval of four new drug applications over the past eight years has served a crucial role in our ability to build a strong portfolio of commercial products. We anticipate expanding our portfolio during 2008 and beyond with additional products and indication approvals, as well as business development activities. As I stated earlier, we have submitted NDAs for balsalazide tablets, granulated mesalamine, and Wilmington Pharmaceuticals has submitted an NDA for metoclopramide-ZYDIS. We expect to receive a response from the FDA on these three applications this year. Results of the clinical investigation of balsalazide tablets will be presented at Digestive Disease week in May and results of the clinical investigation of granulated mesalamine will be presented this October at the annual meeting of the American College of Gastroenterology.

We are targeting to submit the NDA of rifaximin in the treatment of hepatic encephalopathy during the fourth quarter of this year or first quarter of 2009 and to submit the NDA for rifaximin in the treatment of nonconstipation predominant IBS in mid-2010. We plan to release results of the clinical investigations associated with these programs close to the time we submit these applications. We project receiving a response from the FDA regarding hepatic encephalopathy during the third quarter of 2009 and regarding IBS in mid-2011. These development activities have been and will continue to be complemented by our ongoing business development activities as the Company pursues opportunities to in-license additional late stage and marketed products.

In February 2007, the Company purchased the U.S. prescription pharmaceutical product right to PEPCID Oral Suspension and DIURIL Oral Suspension from Merck & Co. As expected PEPCID sales are generating immediate revenue, while requiring minimal promotional expense. In September 2007, Salix acquired the exclusive worldwide rights to metoclopramide-ZYDIS. We believe the availability of metoclopramide-ZYDIS, if approved, should serve to increase patient compliance and in some instances provide an economical alternative to emergency room visits and/or intravenous infusions by patients suffering from nausea and gastric distress.

This completes my comments. Thank you for participation in today’s call and now I’ll turn the call over to the operator to begin the question and answer session.

Operator

Thank you. (OPERATOR INSTRUCTIONS) Our first question today will come from Scott Hirsch with Credit Suisse.

Scott Hirsch—Credit Suisse—Analyst

Yes, hey there.

Carolyn Logan—Salix Pharmaceuticals, Inc.—President & CEO

Hello.

Scott Hirsch—Credit Suisse—Analyst

So a few questions for you. One, with respect to the guidance, how much inventory are you guys putting into guidance for the 1100 mg? And then secondly, with respect to the money you said you guys have on the books now — I think you said you have $128 million — how much of that cash, if any, is in auction rate securities?

Adam Derbyshire—Salix Pharmaceuticals, Inc.—CFO

None of it’s in auction rate securities.

Scott Hirsch—Credit Suisse—Analyst

None of it?

Adam Derbyshire—Salix Pharmaceuticals, Inc.—CFO

Right. And then in terms of the tablet, again we plan on launching that in July and we’ll do our typical distribution, we’ll probably try and distribute approximately 40,000 bottles.

Scott Hirsch—Credit Suisse—Analyst

All right. And with respect to taxes moving forward — I know we’ve spoken about that before — in the outer years, particularly ‘10 when you’d likely to be profitable again, what can we expect for a tax rate at that point?

Adam Derbyshire—Salix Pharmaceuticals, Inc.—CFO

Wow. Well, I imagine we’ll probably ease that into a full tax rate. So, yes, I don’t know the answer to that. I wouldn’t anticipate it being a full tax rate.

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

We’ll just have to give updates on that because taxes are so complicated.

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

So I think the best thing to do is just to look at us on a full tax rate and then we’ll update you, just to see if that will change for 2010.

Scott Hirsch —Credit Suisse—Analyst

Okay. Thanks.

Operator

We’ll go to Wachovia’s Michael Tong with our next question.

Michael Tong —Wachovia—Analyst

Hi, good afternoon. Just a quick — a few bookkeeping questions. In your other revenue line reported for Q4, do you have the $2.2 million of authorized generic COLAZAL revenue or does it appear somewhere else?

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

That’s in the actual COLAZAL line.

Michael Tong —Wachovia—Analyst

Okay. And as of year-end ‘07, do you still have any intangible carrying value for COLAZAL?

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

No.

Michael Tong —Wachovia—Analyst

Sorry?

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

No, we don’t have any carrying value for COLAZAL , intangibles or

Michael Tong —Wachovia—Analyst

Okay. And then finally — I might have missed this — you mentioned something about SG&A progression. Could you repeat that, please? For the quarterly progression for ‘08?

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

I didn’t mention the quarterly progression, but you can expect in 2008 we have a launch of the tablet in second quarter. In first quarter you can expect a pretty similar rate to fourth quarter and then it ramping from there on out throughout the year, because the second quarter you’ll have DDW plus some free launch activity. In third quarter you’ll have the full launch of the tablet, and then in fourth quarter you’ll have prelaunch of two products plus ACG.

Michael Tong —Wachovia—Analyst

Great. Thanks very much.

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

You’re welcome.

Operator

We’ll move to Angela Larson with SIG.

Angela Larson —SIG—Analyst

I want to follow on Michael Tong’s question on SG&A in ‘08. As you look at the costs that are associated with the launch and the products and prepping for the other launches, how much of it is going into sales worth expansion versus material aids versus sampling? When we look at this expansion, is all of it going into advertising at conferences or is half of it advertising and half of it is the sales marketing aids?

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

Actually none of it will be going toward expansion of the sales force. It’s all going to go toward marketing and the launch expense associated with marketing.

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

Distribution expense —

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

And distribution expense —

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

— for the new product.

Adam Derbyshire —Salix Pharmaceuticals, Inc.—CFO

— for the new product.

Angela Larson —SIG—Analyst

Okay. And I apologize if I missed it, did we have an update on Sanvar?

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

We didn’t have an official update on that because really there has not been much change. They — it’s still in an open label confirmatory trial and they — it’s a 70 patient trial and I believe they are a little better than 50 patients, so it is still just chugging along.

Angela Larson —SIG—Analyst

Okay. Thank you.

Operator

We have a question from Donald Ellis from Thomas Weisel.

Yumi O’Donnah —Thomas Weisel—Analyst

Hi, this is actually [Yumi O’Donnah] for Don Ellis. My question’s about the COLAZAL tablet and I was wondering about what percent of patients you believe will switch back to COLAZAL after the tablet is launched?

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

You’re saying how many — what percentage of patients do we believe will switch to balsalazide tablets?

Yumi O’Donnah —Thomas Weisel—Analyst

Yes.

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

From COLAZAL ?

Yumi O’Donnah —Thomas Weisel—Analyst

From the generics.

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

Well, obviously right now we’re trying to maintain as many people on the brand as we can. We have a program, a COLAZAL co-pay card, so we are covering a patient’s co-pay up to $100 if they will maintain on the brand and it’s on our website. There’s several different programs that are involving communicating that information to physicians and to patients, and then when we launch to physicians in July, the primary focus will be to get COLAZAL patients back onto the tablet. And so we have not really given guidance for balsalazide tablets for the remainder of the year, but obviously we’ll be trying to get any existing patients on COLAZAL as well as bring as many back as we can from the generic. And in our experience not every physician, but a significant number of physicians would prefer to keep their patients on a branded product. The challenge we face right now is that pharmacy — because, of course, the drug chains just make so much money on generics that they try to switch patients. So our efforts have been giving the physician and patients reasons and encouraging them to stay on the brand.

Yumi O’Donnah —Thomas Weisel—Analyst

Thank you.

Operator

And that concludes the question-and-answer session. Ms. Logan, I’ll turn the call back to you for any additional or closing remarks.

Carolyn Logan —Salix Pharmaceuticals, Inc.—President & CEO

Thank you. I’d just like to thank our stockholders, our employees and other supporters for their continued confidence and I look forward to speaking with you in the future. Thank you.

Operator

ONCE AGAIN THANK YOU ALL VERY MUCH FOR JOINING US TODAY. THAT DOES CONCLUDE THE PRESENTATION. HAVE A GREAT AFTERNOON.